Exhibit 99.1

For more information, contact:
Roman Kichorowsky	Melissa Cohen
FalconStor Software, Inc.	Metis Communications
631-773-4303	617-236-0500
romank@falconstor.com	melissa@metiscomm.com

FalconStor Software Names James P. McNiel President and CEO

MELVILLE, N.Y., January 12, 2011—FalconStor Software, Inc. (NASDAQ: FALC), the market leader in disk-based data protection solutions, today announced that it has named James P. McNiel as president and CEO and has elected McNiel to the board of directors. In his new capacity, McNiel is charged with bringing the company into focus on a single, integrated strategy for defining and delivering the next-generation of data protection solutions. In his previous roles as FalconStor’s chief strategy officer and most recently as interim president and interim CEO, McNiel designed the corporate strategy that now drives product development, worldwide marketing initiatives and strategic alliances that will enhance FalconStor's market leadership and brand recognition.

“This is an auspicious time for FalconStor, with its depth of technical expertise and strong industry partnerships, to lead the way towards addressing IT’s most pressing business continuity challenges,” said McNiel. “Traditional methods of backup and recovery are broken, and we have the opportunity to redefine data protection to match the way IT delivers mission-critical services to its users. We are designing the industry’s first service-oriented data protection solution for private data centers and the cloud, and it is upon this foundation that we intend to build FalconStor’s future.”

Previously an executive vice president of corporate development at Cheyenne Software, McNiel joined FalconStor in 2009 as chief strategy officer. In addition to his role in building Cheyenne into a billion dollar industry leader, McNiel, as a general partner at Pequot Ventures (now FirstMark Capital), led successful investments in Netegrity, NetGear and OutlookSoft. McNiel brings to FalconStor his broad experience in directing venture capital investments, advising promising startups, designing products that address emerging markets, and orchestrating IPOs in the high-tech industry.

“We invited Jim to join FalconStor’s executive team for his demonstrated ability to recognize market opportunities, articulate a vision and lead teams of highly qualified individuals in the pursuit of building successful businesses,” said Eli Oxenhorn, non-executive chairman of FalconStor’s board of directors. “The entire board is behind Jim’s appointment to president and CEO, and we expect to see FalconStor achieve its full potential under his leadership.”

As part of McNiel’s companywide initiative for excellence in every functional area, McNiel has recruited former Symantec sales executive John Turner to join FalconStor as vice president of North American sales (see related announcement, “FalconStor Names Industry Sales Leader John Turner Vice President of North American Sales”, dated January 12, 2011).

In addition, McNiel has promoted Walter Curti, who oversaw research and development for the last two years, to the position of chief technology officer and has named Bob Daly, formerly vice president of managed services, as vice president of R&D. Curti has more than 25 years of engineering and management experience in the software industry and before FalconStor held senior executive roles at Cheyenne Software and CA Technologies. Bob Daly is a 30-year veteran of the software industry who joined FalconStor in early 2010 and was vice president of engineering at Cheyenne Software before its acquisition by CA Technologies.

About FalconStor Software

FalconStor Software, Inc. (NASDAQ: FALC) is the market leader in disk-based data protection. FalconStor delivers proven, comprehensive data protection solutions that facilitate the continuous availability of business-critical data with speed, integrity and simplicity. The Company’s TOTALLY Open™ technology solutions, built upon the award-winning IPStor® platform, include the industry leading Virtual Tape Library (VTL) with deduplication, Continuous Data Protector (CDP), File-interface Deduplication System (FDS), and Network Storage Server (NSS), each enabled with WAN-optimized replication for disaster recovery and remote office protection, and the HyperFS® file system. FalconStor products are available as OEM or branded solutions from industry leaders, including Acer, Data Direct Networks, Dynamic Solutions International, EMC, Fujitsu, Hitachi Data Systems, HP, Huawei, Pillar Data Systems, SGI, SeaChange and Spectra Logic and are deployed by thousands of customers worldwide, from small businesses to Fortune 1000 enterprises.

FalconStor is headquartered in Melville, N.Y., with offices throughout Europe and the Asia Pacific region. FalconStor is an active member of the Storage Networking Industry Association (SNIA). For more information, visit www.falconstor.com or call 1-866-NOW-FALC (866-669-3252).

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FalconStor, FalconStor Software, HyperFS, and IPStor are registered trademarks and TOTALLY Open is a trademark of FalconStor Software, Inc., in the U.S. and other countries. All other company and product names contained herein may be trademarks of their respective holders.

Links to websites or pages controlled by parties other than FalconStor are provided for the reader’s convenience and information only. FalconStor does not incorporate into this release the information found at those links nor does FalconStor represent or warrant that any information found at those links is complete or accurate. Use of information obtained by following these links is at the reader’s own risk.